UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2020
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Definitive Material Agreement.

On May 1, 2020, Alimera Sciences, Inc. (“Alimera”) entered into a First Amendment (the “Amendment”) to its December 31, 2019 $45 million Loan and Security Agreement (the “Loan Agreement”) with Solar Capital Ltd. (“Solar Capital”), as Collateral Agent (“Agent”), and the parties signing the Loan Agreement from time to time as Lenders, including Solar Capital in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”). The Amendment, among other things:
(a)eliminates the previous requirement that the following covenant (the “Revenue Covenant”) be measured at June 30, 2020 and September 30, 2020: Alimera shall not permit revenues (under GAAP) from the sale of ILUVIEN in the ordinary course of business to third party customers, on a trailing six-month basis, to be less than a specified minimum revenue amount for each such date;
(b)requires that the Revenue Covenant be measured at November 30, 2020 and specifies a new minimum revenue amount in that regard;
(c)requires that the Revenue Covenant be measured at December 31, 2020 and specifies a new minimum revenue amount in that regard; and
(d)requires that the Revenue Covenant be measured at March 31, 2021 and at the last day of each quarter thereafter, with the minimum revenue amount equal to a percentage of Alimera’s projected revenues in accordance with an annual plan submitted by Alimera to Agent by January 15th of such year, such plan to be approved by Alimera’s board of directors and Agent in its sole discretion.

The Amendment also adds the following new minimum liquidity requirement that is in effect from May 1, 2020 until Alimera notifies Agent that it has met the Revenue Covenant at November 30, 2020: Alimera shall not permit the aggregate amount of unrestricted cash and cash equivalents to be less than the sum of (i) $8,500,000 plus (ii) the amount of Alimera’s accounts payable that have not been paid within 90 days from the invoice date of the relevant account payable.
The size, pricing and other significant terms of the Loan Agreement remain unchanged. The Loan Agreement contains customary affirmative and negative covenants and events of default. The occurrence of an event of default could result in the acceleration of Alimera’s obligations under the Loan Agreement and an increase to the applicable interest rate and would permit Agent to exercise remedies with respect to the collateral under the Loan Agreement.

Alimera’s obligations to Agent and the Lenders continue to be secured by a first priority security interest in substantially all of the assets, excluding intellectual property, of Alimera and its wholly owned subsidiary, Alimera Sciences (DE), LLC (“Alimera DE”), which is a guarantor of the loan, provided that only 65% of the voting interests in the foreign subsidiaries owned by Alimera and Alimera DE are pledged to the Lenders, and no assets or equity interests in the direct or indirect subsidiaries of such foreign subsidiaries are subject to the Lenders’ security interests. The Lenders do, however, continue to maintain a negative pledge on the property of Alimera and all of its subsidiaries, including Alimera’s intellectual property, requiring the Lenders’ consent for any liens (other than typical permitted liens) on or the sale of such property.

The summary of the terms of the Loan Agreement set forth in Alimera’s Current Report on Form 8-K dated December 31, 2019 and filed with the SEC on January 6, 2020 is hereby incorporated by reference into this Current Report on Form 8-K (this “Report”). The foregoing descriptions of the terms and conditions of the Amendment do not purport to be complete and are qualified in their entirety by the full text of the Amendment, which is attached to this Report as Exhibit 10.14E and incorporated into this Report by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.14E
First Amendment to Loan and Security Agreement dated as of May 1, 2020, by and among Alimera Sciences, Inc., Solar Capital Ltd., as Collateral Agent, and the parties signatory thereto as Lenders, including Solar in its capacity as a Lender.*

* Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: May 1, 2020	By:	/s/ J. Philip Jones
	Name:	J. Philip Jones
	Title:	Chief Financial Officer

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